Exhibit 99.1

NEWS RELEASE	C2011-5
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – April 19, 2011	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST
QUARTER 2011 FINANCIAL RESULTS

KANSAS CITY, MO (April 19, 2011) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $53.4 million ($1.14 per diluted share) for the first quarter 2011 compared to $76.9 million ($1.58 per diluted share) for the first quarter 2010.  Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $50.7 million ($1.08 per diluted share) for first quarter 2011 compared to $53.8 million ($1.11 per diluted share) for first quarter 2010.

The diluted EPS impact of non-GAAP adjustments for first quarter 2011 is summarized as follows:

Reported GAAP diluted EPS	$1.14
Contract termination payment, net	(0.03)
Net gain on the disposition of securities and other investments	(0.10)
Termination benefit expenses	0.07
Adjusted Non-GAAP diluted EPS	$1.08

First quarter 2011 financial and operational highlights, taking into account non-GAAP adjustments, were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $16.6 million or 4.1% to $426.0 million as compared to first quarter 2010.  Financial Services operating revenues decreased $2.6 million or 0.9%.  Output Solutions operating revenues increased $18.9 million or 14.8% reflecting revenues of Innovative Output Solutions Limited’s (“IOS”) acquisition of dsicmm Group Limited (“dsicmm”) in July 2010, partially offset by lower U.S. operating revenues from a previously announced client loss and lower volumes.

•
Total shareowner accounts serviced at March 31, 2011 decreased by 900,000 accounts or 0.8% from December 31, 2010 to 112.8 million accounts.  Registered accounts and subaccounts serviced at March 31, 2011 were 97.4 million and 15.4 million, respectively.  Registered accounts decreased 2.0 million or 2.0% and subaccounts increased 1.1 million or 7.7% from December 31, 2010.

•
Income from operations decreased $7.4 million or 9.2% as compared to first quarter 2010.  Financial Services income from operations decreased $1.7 million or 2.7% to $62.4 million during the quarter.  Output Solutions income from operations decreased $5.3 million or 35.6%

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during the quarter to $9.6 million from lower U.S. operating revenues and certain one-time costs associated with integrating the IOS and dsicmm businesses.

•
In first quarter 2011, the Company reduced its workforce and incurred $5.4 million of termination benefit expenses of which $4.1 million was incurred in the Output Solutions Segment while the remainder was incurred in the Financial Services Segment.  The workforce reduction in the Output Solutions Segment was taken in response to declines in operating volumes in the U.S.

•
On February 24, 2011, DST’s Board of Directors declared a cash dividend of $0.35 per share which was paid on April 8, 2011, representing an increase of $0.05 or 16.7% from the prior dividend.  The aggregate amount of the dividend was approximately $16.2 million.

•
As previously announced, IFDS Ireland, a joint venture of DST and State Street Corporation, acquired Percana Ltd. based in Dublin.  Percana has proprietary software for the processing of life and annuity products.  Percana licenses its software and also provides policy processing administration services and hosting.  As part of a strategy to provide these services on a broader basis, Percana products will be offered through IFDS U.K. in the United Kingdom and continental Europe.  To address the North American market, DST will license the software from the joint venture and offer a remote service (“ASP”) and, in partnership with BFDS, a full service (“BPO”) product.  DST has formed DST Insurance Solutions, LLC (“DSTIS”) to support this effort and will be responsible for the costs to adapt the product to the North American market.  DSTIS has been established to bring a contemporary, flexible solution to the insurance industry that is well-suited for the rapid introduction of new products and to provide processing solutions to DST’s client base as products are introduced to meet the customer needs for payout (retirement) products as investors transition from the accumulation phase of investment.

DSTIS estimates it will incur start up and product development costs of approximately $8.0 to $9.0 million, or $0.10 to $0.12 per diluted share, in 2011 and does not anticipate any client revenues until 2012.  DST incurred approximately $1.0 million of costs in first quarter 2011 related to insurance product development.  The level of costs will be sequentially higher by quarter over the course of 2011 as product development activities increase.

Debt and share-related activity during first quarter 2011 was as follows:

•	At March 31, 2011, the Company’s total debt outstanding was $1.1 billion, a decrease of $66.9 million as compared to December 31, 2010.

•
The Company had 46.5 million shares of common stock outstanding at March 31, 2011.  During first quarter 2011, the Company repurchased 327,000 shares of DST common stock for $16.4 million or approximately $50.15 per share.  At March 31, 2011, there were 673,000 shares remaining under the existing share repurchase authorization plan.

•
Average diluted shares outstanding for first quarter 2011 were 47.0 million shares, an increase of 300,000 shares or 0.6% from fourth quarter 2010, and a decrease of 1.7 million shares or 3.5% from first quarter 2010.  The increase from fourth quarter 2010 is attributable to higher shares outstanding from stock options exercised and higher dilutive effects of outstanding stock options.  The decrease from first quarter 2010 is mostly attributable to share repurchases.

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•
Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at March 31, 2011 were 4.7 million, of which 3.8 million were stock options, 100,000 were restricted stock and 800,000 were restricted stock units.  Equity units decreased 1.0 million units or 17.5% from December 31, 2010 and 1.8 million units or 27.7% from March 31, 2010.  The decrease in equity units from December 31, 2010 and March 31, 2010 results from the exercise and expiration of stock options, partially offset by new restricted stock unit grants.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization.  DST defines EBITDA Margin as EBITDA divided by operating revenues.  These supplemental non-GAAP liquidity measures are provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to generate cash flow.  EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies.  The Company believes a useful measure of Output Solutions’ contribution to DST’s results is to focus on cash flow.  DST management believes EBITDA is an appropriate measure of cash flow for Output Solutions.  A reconciliation of Output Solutions Segment income from operations to EBITDA is included in a schedule that accompanies this earnings release.

FOR IMMEDIATE RELEASE – April 19, 2011	Page 4

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment excluding out-of-pocket reimbursements for first quarter 2011 decreased $2.6 million or 0.9% to $280.8 million as compared to first quarter 2010.  U.S. Investment Recordkeeping Solutions operating revenues during first quarter 2011 were essentially unchanged as increased revenues from higher retirement participant recordkeeping services, higher volume of subaccounts serviced and increased distribution support solutions volumes were offset by decreased shareowner processing revenues from lower levels of registered accounts.  AWD operating revenues decreased primarily from lower software license and maintenance and support revenue.  DST HealthCare (comprised of Argus Health Systems and DST Health Solutions) operating revenues increased from higher pharmacy claims related services and higher professional services.  Increased revenues of DST Global Solutions primarily reflect the effect of foreign currency exchange transactions.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $8.8 million of software license fee revenues for first quarter 2011, a decrease of $1.1 million or 11.1% over the same period in 2010 reflecting lower AWD software license revenues.  While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for first quarter 2011 were $211.4 million, a decrease of $2.0 million from the same period in 2010.  Excluding reimbursable operating costs of $10.6 million and $12.8 million during first quarter 2011 and 2010, respectively, costs and expenses increased $0.2 million or 0.1% during first quarter 2011 to $200.8 million.  Cost increases were the result of start-up costs from DSTIS, higher deferred compensation costs of $900,000 (the effect of which is offset in other non-operating income) and foreign currency exchange effects which increased costs by approximately $2.1 million.  These cost increases were mostly offset by decreased costs from reductions in staffing levels.

Depreciation and amortization expense for first quarter 2011 was $17.6 million, a decrease of $1.1 million as compared to first quarter 2010.  The decrease in depreciation and amortization is attributable to lower levels of capital expenditures in recent years and the Company’s use of accelerated depreciation methods, partially offset by depreciation from new asset additions.

Financial Services Segment income from operations for first quarter 2011 totaled $62.4 million as compared to $64.1 million in first quarter 2010, a decrease of $1.7 million or 2.7%.  Excluding the impact of the $900,000 increase in deferred compensation costs described above, income from operations decreased $800,000, primarily from lower operating revenue.  Operating margin for first quarter 2011 was 22.2% as compared to 22.6% for first quarter 2010.  Excluding the effect of deferred

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compensation costs in both periods, operating margin would have been 23.5% for first quarter 2011 as compared to 23.6% for first quarter 2010.

Financial Services Segment Account Statistics:

The following table summarizes changes in registered accounts and subaccounts serviced during the three months ended March 31, 2011 (in millions):

Registered Accounts
Balance at December 31, 2010	99.4
Subaccounting conversions	(3.0)
Organic growth	1.0
Balance at March 31, 2011	97.4

Subaccounts
Balance at December 31, 2010	14.3
New client conversions	0.5
Conversions from DST's registered accounts	0.5
Conversions to non-DST platforms	(0.6)
Organic growth	0.7
Balance at March 31, 2011	15.4
Total accounts	112.8

Total shareowner accounts serviced at March 31, 2011 decreased by 900,000 accounts or 0.8% from December 31, 2010 to 112.8 million accounts, and decreased 9.3 million accounts or 7.6% from March 31, 2010.  Registered accounts decreased 2.0 million or 2.0% and subaccounts increased 1.1 million or 7.7% from December 31, 2010.  Tax-advantaged accounts were 44.2 million at March 31, 2011, essentially unchanged as compared to December 31, 2010 and a decrease of 2.4 million accounts or 5.2% as compared to March 31, 2010.  Tax-advantaged accounts represent 45.4% of total registered accounts serviced at March 31, 2011 as compared to 43.6% at March 31, 2010.

As previously announced, an existing subaccounting client with approximately 600,000 subaccounts terminated its processing contract in connection with a corporate merger and converted to a non-DST subaccounting platform in first quarter 2011.

During the quarter, the Company was informed by two clients affiliated with the Bank of New York Mellon Corporation, a competitor of DST, that they intend to leave between September 2011 and mid-2012.  These two clients comprise approximately 8.4 million subaccounts and 700,000 registered accounts.

During the quarter, the Company also received notice from a full-service client that they intend to convert approximately 900,000 registered accounts to a non-DST platform in third quarter 2011.

Projections of registered accounts converting to subaccounts are based on information obtained from DST’s clients and are subject to change.  Based on information provided by its clients, the Company currently expects the subaccounting trend to continue.

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The actual number of registered accounts and subaccounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

The following table summarizes changes in defined contribution participants serviced during the three months ended March 31, 2011 (in millions):

Defined Contribution Participants
Balance at December 31, 2010	4.5
Organic growth	0.2
Balance at March 31, 2011	4.7

Defined contribution (“DC”) participants were 4.7 million at March 31, 2011, an increase of 200,000 participants or 4.4% from December 31, 2010 and an increase of 400,000 participants or 9.3% from March 31, 2010.  The Company has previously reported new client commitments that will convert approximately 1.4 million new participants from 2012 through 2013.  New participant conversions of approximately 600,000 which were initially scheduled for fourth quarter 2011 are now expected to occur in the first half of 2012.

Pharmacy claims paid during first quarter 2011 were 91.7 million, a decrease of 3.2 million claims or 3.4% from the prior year quarter.  Covered lives using DST’s medical claim processing platforms were 22.6 million at March 31, 2011, a decrease of 300,000 covered lives or 1.3% as compared to both December 31, 2010 and March 31, 2010.

Active AWD workstations during first quarter 2011 were 203,700, an increase of 7,800 workstations or 4.0% from December 31, 2010 and 8,900 workstations or 4.6% from March 31, 2010.

Output Solutions Segment

Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for first quarter 2011 were $146.3 million, an increase of $18.9 million or 14.8% compared to first quarter 2010 attributable to higher revenues from the IOS acquisition in July 2010, partially offset by lower U.S. revenues from a client loss and lower volumes.  Out-of-pocket reimbursements increased $6.6 million or 4.5% in first quarter 2011 to $152.5 million, mostly attributable to the IOS acquisition.

Output’s U.S. operating revenues decreased $13.3 million or 12.3% in first quarter 2011 to $94.8 million.  U.S. images produced during first quarter 2011 were 1.9 billion, a decrease of 800 million images or 29.6% as compared to first quarter 2010.  The decline in images produced was primarily attributable to the previously mentioned loss of a telecommunications client and from lower images from existing clients, partially offset by images from new clients.  U.S. items mailed during first quarter 2011 were 444.6 million, a decrease of 60.8 million or 12.0% as compared to the same period in 2010.  The decrease in items mailed was primarily the result of the client loss mentioned above, partially offset by volumes from new clients.  Revenue per unit (items mailed and images produced) declined during the quarter attributable to higher relative volumes from clients with lower unit pricing.

Output’s international operating revenues increased $32.2 million in first quarter 2011 to $51.5 million primarily attributable to the IOS acquisition of dsicmm and from new clients in Canada.  Internationalimages produced during first quarter 2011 were 897.9 million, an increase of 270.2 million images or

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43.0% as compared to first quarter 2010.  International items mailed during first quarter 2011 were 260.7 million, an increase of 155.5 million as compared to the same period in 2010.  The increase in images produced and items mailed was primarily attributable to the IOS acquisition of dsicmm.

Output Solutions Segment costs and expenses for first quarter 2011 were $278.6 million, an increase of $30.0 million or 12.1% from the same period in 2010.  Excluding reimbursable operating costs of $152.5 million in first quarter 2011 and $145.9 million in first quarter 2010, costs and expenses increased $23.4 million or 22.8% to $126.1 million.  Output’s international costs and expenses (excluding reimbursable operating costs) increased primarily due to the IOS acquisition of dsicmm in July 2010 and from costs associated with integrating the IOS and dsicmm businesses.  Output’s U.S. costs and expenses (excluding reimbursable operating costs) decreased reflecting reductions in staffing levels and lower material costs from lower volumes produced.

Output Solutions Segment depreciation and amortization expense for first quarter 2011 was $10.6 million, an increase of $800,000 or 8.2% reflecting the inclusion of dsicmm, but partially offset by lower levels of capital expenditures in recent years.

Output Solutions Segment recorded income from operations for first quarter 2011 of $9.6 million, a decrease of $5.3 million or 35.6% as compared to first quarter 2010 primarily from lower U.S. volumes.  Operating margin for first quarter 2011 was 6.6% as compared to 11.7% for first quarter 2010.

Output Solutions Segment adjusted EBITDA was $20.2 million, a decrease from first quarter 2010 of $4.5 million or 18.2%, primarily attributable to lower operating revenue.

Investments and Other Segment

Investments and Other Segment operating revenues decreased $600,000 or 4.1% to $14.1 million for first quarter 2011 as compared to first quarter 2010.  Income from operations decreased $400,000 to $2.6 million primarily from lower operating revenues.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended
	March 31,
	2011	2010
BFDS	$3.2	$3.6
IFDS	5.8	4.7
Other	(0.6)
	$8.4	$8.3

DST’s equity in BFDS earnings for first quarter 2011 was $3.2 million, a decrease of $400,000 as compared to first quarter 2010.  The decrease in BFDS earnings was mostly attributable to lower revenues from lower levels of accounts serviced.  Average daily client cash balances invested by BFDS

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were $1.3 billion during first quarter 2011 compared to $980 million during first quarter 2010 from higher levels of transaction activity.  Average interest rates earned on the balances increased from 0.13% in first quarter 2010 to 0.16% in first quarter 2011.

DST’s equity in IFDS earnings for first quarter 2011 increased $1.1 million as compared to first quarter 2010.  The increase resulted from higher levels of shareowner accounts serviced at IFDS U.K. from both new and existing clients and improvements in operations, partially offset by lower earnings from IFDS Ireland.  Shareowner accounts serviced by IFDS U.K. were 7.3 million at March 31, 2011, an increase of 200,000 accounts from December 31, 2010 and an increase of 600,000 accounts from March 31, 2010.  Shareowner accounts serviced by IFDS Canada were 10.8 million at March 31, 2011, an increase of 100,000 accounts from December 31, 2010  and an increase of 300,000 accounts from March 31, 2010.

DST’s equity in earnings of other unconsolidated affiliates for first quarter 2011 declined $600,000 as compared to first quarter 2010 primarily attributable to lower earnings at certain real estate affiliates.

Other income, net

Other income, net during first quarter 2011 increased $900,000 over first quarter 2010 to $9.4 million.  The increase in other income is attributable to higher dividend income, an increase in unrealized appreciation on trading securities (the effect of which is offset in costs and expenses in the Financial Services Segment), partially offset by foreign currency exchange losses.  The higher dividend income is attributable to State Street Corporation increasing its dividend from $0.01 per common share in first quarter 2010 to $0.18 per common share in first quarter 2011.

Interest expense

Interest expense was $11.7 million for first quarter 2011, an increase of $1.8 million from first quarter 2010.  The increase is attributable to higher weighted average interest rates from the Company’s syndicated revolving credit facility which was renewed on April 16, 2010 and the privately placed senior notes issued in August 2010, partially offset by lower weighted average amounts outstanding.

Income taxes

The Company’s tax rate was 36.0% for first quarter 2011, a decrease of 2.2% from first quarter 2010.  Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 34.5% in 2011, but this rate will likely vary on a quarterly basis depending on the timing of estimated 2011 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating revenues	$429.5	$409.4
Out-of-pocket reimbursements	162.2	157.3

Total revenues	591.7	566.7

Costs and expenses	492.3	468.1
Depreciation and amortization	30.1	30.3

Income from operations	69.3	68.3

Interest expense	(11.7)	(9.9)
Other income, net	17.2	54.4
Equity in earnings of unconsolidated affiliates	8.4	8.3

Income before income taxes
and non-controlling interest	83.2	121.1
Income taxes	30.1	44.2

Net income	53.1	76.9
Net loss attributable to non-controlling interest	0.3

Net income attributable to DST Systems, Inc.	$53.4	$76.9

Average common shares outstanding	46.4	48.3
Average diluted shares outstanding	47.0	48.7

Basic earnings per share	$1.15	$1.59
Diluted earnings per share	$1.14	$1.58

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues
Financial Services
Operating	$284.3	$283.4
OOP reimbursements	10.6	12.8
	$294.9	$296.2
Output Solutions
Operating	$146.3	$127.4
OOP reimbursements	152.5	145.9
	$298.8	$273.3
Investments and Other
Operating	$14.1	$14.7
OOP reimbursements	0.6	0.1
	$14.7	$14.8
Eliminations
Operating	$(15.2)	$(16.1)
OOP reimbursements	(1.5)	(1.5)
	$(16.7)	$(17.6)
Total Revenues
Operating	$429.5	$409.4
OOP reimbursements	162.2	157.3
	$591.7	$566.7

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Income (loss) from operations
Financial Services	$63.1	$55.0
Output Solutions	5.5	12.2
Investments and Other	2.6	3.0
Elimination Adjustments	(1.9)	(1.9)
	$69.3	$68.3

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	March 31,	December 31,
Selected Balance Sheet Information	2011	2010

Cash and cash equivalents	$147	$140
Debt	1,143	1,209

	Three Months Ended March 31,
Capital Expenditures, by Segment	2011	2010

Financial Services	$10	$11
Output Solutions	2	2
Investments and Other	1	3

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DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended March 31, 2011, have been treated as non-GAAP adjustments:

•
Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million.  The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•
Termination benefit expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $2.1 million.

•
Other net gain, in the amount of $7.8 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $3.0 million.  The $7.8 million of net gain on the disposition of securities and other investments for the three months ended March 31, 2011 was comprised of net realized gains from sales of available-for-sale securities of $8.1 million and net losses on private equity funds and other investments of $300,000.

The following items, which occurred during the quarter ended March 31, 2010, have been treated as non-GAAP adjustments:

•
Termination benefit expenses of $11.8 million associated with reductions in workforce in the Financial Services Segment ($9.1 million) and the Output Solutions Segment ($2.7 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $4.6 million.

•
Other net gain, in the amount of $38.2 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $14.8 million.  The $38.2 million of net gain on the disposition of securities and other investments for the three months ended March 31, 2010 was comprised of net realized gains from sales of available-for-sale securities of $37.5 million and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

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•
Cash dividend from a private equity investment of $8.3 million, which was included in other income, net.  A portion of the dividend was estimated to qualify for the dividends received deduction.  The income tax expense associated with this dividend was approximately $1.0 million.

•
Net loss, in the amount of $600,000, associated with the repurchase and extinguishment of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this net loss was approximately $200,000.

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DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended March 31,
(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS
Reported GAAP income	$69.3	$83.2	$53.1	$53.4	$1.14

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Svcs.	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Termination benefit expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Termination benefit expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05

Included in non-operating income:

Net gain on the disposition of securities and
other investments		(7.8)	(4.8)	(4.8)	(0.10)

Adjusted Non-GAAP income	$72.7	$78.8	$50.4	$50.7	$1.08

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS
Reported GAAP income	$68.3	$121.1	$76.9	$76.9	$1.58

Adjusted to remove:

Included in operating income:

Termination benefit expenses - Financial Services	9.1	9.1	5.6	5.6	0.12
Termination benefit expenses - Output Solutions	2.7	2.7	1.6	1.6	0.03

Included in non-operating income:

Net gain on the disposition of securities and
other investments		(38.2)	(23.4)	(23.4)	(0.48)
Dividend from a private equity investment		(8.3)	(7.3)	(7.3)	(0.15)
Net loss on repurchase of convertible debentures		0.6	0.4	0.4	0.01

Adjusted Non-GAAP income	$80.1	$87.0	$53.8	$53.8	$1.11

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – April 19, 2011	Page 15

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED FROM OPERATIONS TO EBITA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended
	March 31,
	2011	2010
Reported GAAP income from operations	$5.5	$12.2
Adjusted to remove:
Depreciation and amortization	10.6	9.8
EBITDA, before non-GAAP items	16.1	22.0
Adjusted to remove:
Termination benefit expenses	4.1	2.7
Adjusted EBITDA, after non-GAAP items	$20.2	$24.7

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.